Exhibit 77C



                     ACTION BY WRITTEN CONSENT
                               OF
                        SOLE SHAREHOLDER
                               OF
               HIGHLAND CAPITAL MULTI-STRATEGY FUND

                        December 27, 2007


The Undersigned, being the sole shareholder of Highland Capital
Multi-Strategy Fund, a

Delaware statutory trust (the "Trust"), hereby consents to the following resolutions:

      RESOLVED, that the attached form of Investment
Advisory Agreement between the Trust and Highland
Capital Management, L.P. be and hereby is approved and that the proper officers of the Trust be, and each of them hereby is, authorized to execute and deliver in the name and on behalf of the Trust an Investment Advisory Agreement in substantially such form, with such insertions and changes therein as may be approved by the officers executing same, the execution thereof to be conclusive evidence of such approval.

      RESOLVED, that the appointment of five
Trustees, including the appointment on September 7, 2007 of four persons who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940, as amended), to the Board of Trustees of the Trustees of the Trust, thereby satisfying the requirements of
Section 10(a) of the Investment Company Act of
1940, as amended, be, and each such appointment hereby is, duly ratified and approved.

      RESOLVED, that the appointment of the
independent registered public accounting firm of PricewaterhouseCoopers LLP as auditors of the Trust be, and it hereby is, ratified and confirmed.


           IN WITNESS WHEREOF, the undersigned, being the sole shareholder of Highland Capital Multi-Strategy Fund, has executed this Action by Written Consent as of the date first written above.


HIGHLAND CAPITAL MANAGEMENT, L.P.

By: STRAND ADVISORS, INC., its general partner

By:  /s/Michael Colvin
     Name:  Michael Colvin
     Title: Secretary